December 19, 2002




Consolidated Edison Company of New York, Inc.
4 Irving Place
New York, New York  10003

         Re: Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

         I am the Vice President of Legal Services at Consolidated Edison Company of New York, Inc. ("Con Edison of New York"). I and other members of Con Edison of New York's Law Department have represented Con Edison of New York in connection with the sale of $500 million aggregate principal amount of the Company's 4.875% Debentures, Series 2002 B (the "Debentures"). The Debentures were issued under the Indenture, dated as of December 1, 1990, between Con Edison of New York and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee, as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 (the Indenture, as so amended and supplemented, is herein referred to as the "Indenture". The Debentures were registered under the Securities Act of 1933 (the "Act") pursuant to Registration Statement on Form S-3 (No. 333-101227) relating to $950 million aggregate principal amount of unsecured debt securities.

         I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of Con Edison of New York; (b) the Indenture; and (c) minutes of meetings of the Board of Trustees of Con Edison of New York.

          It is my opinion that the Debentures have been duly authorized, executed, issued and delivered by the Company, and assuming due authentication in accordance with the Indenture, constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         I consent to the filing of this opinion with the Securities and Exchange Commission. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                                                    Very truly yours,

                                                /s/ Peter A. Irwin
                                                    Peter A. Irwin